CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (File No. 2-98790) (“Registration Statement”) of our reports dated September 14, 2012, for Putnam AMT-Free Insured Municipal Fund and September 14, 2012, for Putnam Tax-Free High Yield Fund, relating to the financial statements and financial highlights of Putnam Tax-Free High Yield Fund and Putnam AMT-Free Municipal Fund, respectively, each a series of Putnam Tax-Free Income Trust, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights” and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 26, 2012